Exhibit 10.6

At the 2011 Annual Meeting of Shareholders held on May 5, 2011, the Company’s shareholders approved the MGIC Investment Corporation 2011 Omnibus Incentive Plan (the “2011 Plan”), including a structure and list of performance goals (the “listed goals”) for an annual bonus plan for the Company’s named executive officers, or NEOs (these officers are the Chief Executive Officer, Chief Financial Officer and the next three highest paid executive officers) which conditions bonuses on satisfaction of one or more of the performance goals on that list (a bonus plan of this type is “a 162(m) Bonus Plan”). A copy of the 2011 Plan is included as Appendix B to our Proxy Statement filed on March 31, 2011.

The performance goal for our 162(m) Bonus Plan adopted by the Management Development, Nominating and Governance Committee of the Company’s Board of Directors (the “Committee”) for 2015 requires the sum of the loss ratio and the expense ratio for MGIC’s primary new insurance written for that year to be less than 40%. The loss ratio (“Loss Ratio”) is calculated as direct incurred losses in 2015 for the Company’s 2015 primary new insurance written, divided by direct premiums earned in 2015 on that business (incurred losses exclude the effect of losses incurred on notices of default that have not yet been reported to us, which is commonly known as “IBNR”), and the expense ratio (“Expense Ratio”) is calculated as the expenses of the Company’s insurance operations in 2015 divided by the Company’s net premiums written in 2015.

If this goal is met, the maximum bonuses provided in the 2011 Plan shall be paid unless the bonus determined by application of a Bonus Criteria Template provides for a lower bonus, in which event such lower bonus shall be the bonus to be paid. The Bonus Criteria Template provides that 75% of the bonus is determined by the extent to which financial performance goals have been met, and 25% by the extent to which business performance objectives have been met.

Threshold, target and maximum performance achievement levels have been established for each financial performance goal and each is assigned a percentage weight, with the weight of all the performance goals totaling 100%. Based on the actual achievement level and the weight assigned to each financial performance goal, a weighted percentage score for the goal is determined. Each business performance objective is assigned a percentage weight, with the weight of all such objectives totaling 100%. The Committee’s evaluation of actual performance against the business performance objective results in a weighted percentage score for each objective. The sum of the weighted financial performance goal scores is weighted 75% and the sum of the weighted business performance goal scores is weighted 25%. An NEO’s bonus is the maximum bonus for the NEO multiplied by the sum of the weighted percentage scores, except that the Committee has discretion to reduce the weighted percentage score sum by up to 20 percentage points and to increase it by up to 10 percentage points.

The individual financial performance goals, as generally described, and their weightings are: pre-tax diluted EPS (30%); pre-tax return on beginning shareholders’ equity (25%); New Insurance Written (15%); Loss Ratio (15%); and Expense Ratio (15%). The subjects addressed by the individual business performance objectives, each of which is weighted 25%, are: capital position; business mix; succession planning; and regulatory and legislative.